UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 1, 2017

FAIRMOUNT SANTROL HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36670	34-1831554
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8834 Mayfield Road, Chesterland, Ohio	44026
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 255-7263

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On November 1, 2017 (the “Closing Date”), Fairmount Santrol Holdings Inc. (the “Company”), as borrower, entered into a term loan agreement (the “Term Loan Agreement”) with the lenders from time to time party thereto, and Barclays Bank PLC, as lead arranger, sole bookrunner and administrative agent. The Term Loan Agreement, subject to the terms and conditions set forth therein, provides for a new $700,000,000 term loan facility (the “Term Loan”).

On the Closing Date, the Company, as borrower, also entered into an asset-based lending revolving credit and guaranty agreement (the “ABL Revolver” and, together with the Term Loan Agreement, the “Senior Secured Credit Facilities”) with the subsidiary borrowers from time to time party thereto, the financial institutions from time to time party thereto, and PNC Capital Markets LLC, as lead arrranger, sole bookrunner and administrative agent. The ABL Revolver provides for a revolving credit facility of up to approximately $125,000,000, which includes up to $50,000,000 for the issuance of letters of credit. The Company has the option to increase the credit facility by $50,000,000. The borrowing base for the ABL Revolver, which determines availability under the facility, is based on a percentage of the value of certain assets comprising the ABL Priority Collateral (as defined below).

Proceeds from the Senior Secured Credit Facilities plus cash on hand were used to repay in full all amounts outstanding under the Second Amended and Restated Credit and Guaranty Agreement, dated as of September 5, 2013 (the “Existing Credit Agreement”), by and among the Company and the other borrowers party thereto, the guarantors party thereto, the lenders party thereto, and Barclays Bank PLC, as administrative agent. The Company also intends to use the ABL Revolver to fund ongoing operating and working capital needs and other general corporate purposes, and for certain fees and expenses associated with the closing of the Senior Secured Credit Facilities.

Maturity, Amortization and Prepayment

The Term Loan has annual principal amortization payments of 2.5%, or $17.5 million, for the first two and one-half years of the Term Loan Agreement and 5%, or $35 million, for the remaining term of the Term Loan Agreement, each of which are paid in quarterly installments, with any remaining unpaid balances due on October 31, 2022, which is the maturity date. The ABL Revolver has an expiration date of October 31, 2022 and any outstanding loans incurred thereunder would be due on that date.

Subject to certain exceptions, the Term Loan is subject to mandatory pre-payments equal to (i) 100% of the net cash proceeds from issuances or incurrences of debt by the Company or any of its subsidiaries (other than with respect to certain permitted indebtedness); (ii) 100% of the net cash proceeds from certain sales or dispositions of assets by the Company or any of its subsidiaries in excess of a certain amount and subject to customary reinvestment provisions and certain other expenses; and (iii) 75% (with step-downs to 50%, 25% and 0% based upon achievement of specified net leverage ratios) of annual excess cash flow of the Company and its subsidiaries, subject to customary exceptions and limitations.

Security and Guarantees

All of the obligations under the Senior Secured Credit Facilities are guaranteed by all of the existing and future subsidiaries of the Company (the “Guarantors”).

All obligations under the Senior Secured Credit Facilities, and the guarantees of those obligations, are secured by substantially all of the assets of the Company and the Guarantors subject to certain exceptions and permitted liens, including (i) with respect to the Term Loan, a first-priority security interest in such assets that constitute Term Loan Priority Collateral (as defined below) and a second-priority security interest in such assets that constitute ABL Priority Collateral, and (ii) with respect to the ABL Revolver, a first-priority security interest in such assets that constitute ABL Priority Collateral and a second-priority security interest in such assets that constitute Term Loan Priority Collateral.

“ABL Priority Collateral” includes substantially all presently owned and after-acquired accounts, inventory, rights of an unpaid vendor with respect to inventory, deposit accounts, commodity accounts, securities accounts and lock boxes, investment property, cash and cash equivalents, and instruments and chattel paper and general intangibles, books and records, supporting obligations and documents and related letters of credit, commercial tort claims or other claims related to and proceeds of each of the foregoing.

“Term Loan Priority Collateral” includes all assets that are not ABL Priority Collateral.

Interest Rates

Loans under the Senior Secured Credit Facilities bear interest based on, at the Company’s election, either the base rate or the Eurodollar rate plus, in each case, an applicable margin (the “Applicable Margin”). The Applicable Margin in respect of loans under (i) the Term Loan Agreement will be (A) 6.00% in the case of Eurodollar rate loans (with a 1.0% Eurodollar floor) and (B) 5.00% in the case of base rate loans, and (ii) the ABL Revolver will initially be (A) 1.75% in the case of Eurodollar rate loans and (B) 0.75% in the case of base rate loans subject to adjustment based on borrowing availability under the ABL Revolver. The maximum interest rates under the ABL Revolver are LIBOR plus 2.0% and prime rate plus 1.0%.

In addition, the Company paid a customary closing fee under the Term Loan Agreement and customary commitment and letter of credit fees under the ABL Revolver. The ongoing commitment fees will vary based upon a measure of the Company’s utilization under the ABL Revolver.

Covenants

The Senior Secured Credit Facilities each contain a number of customary affirmative and negative covenants that, among other things, limit or restrict the ability of the Company and the Guarantors to: incur indebtedness; incur liens; engage in mergers or other fundamental changes; sell certain property or assets; pay dividends or other distributions; make acquisitions, investments, guarantees, loans and advances; prepay certain indebtedness; change the nature of their business; engage in certain transactions with affiliates; and incur restrictions on contractual obligations limiting interactions between the Company and its subsidiaries or limit actions in relation to the Senior Secured Credit Facilities.

The Term Loan has no financial covenants, while the ABL Revolver contains a financial covenant requiring the satisfaction of a minimum fixed charge coverage ratio of 1.00 to 1.00 in the event that the Company does not meet a minimum measure of availability under the ABL Revolver.

Events of Default

The Senior Secured Credit Facilities contain customary events of default, subject to certain grace periods, thresholds and materiality qualifiers. Such events of default include, without limitation: non-payment of obligations; the material inaccuracy of any representations or warranties; failure to perform or observe covenants; a default related to other material debt that could result in the acceleration of that debt; certain events of bankruptcy or insolvency; certain material judgments; and a change of control of the Company. The occurrence and continuance of an event of default could result in, among other things, acceleration of amounts owing under the Senior Secured Credit Facilities and termination of the Senior Secured Credit Facilities.

The foregoing descriptions of the material terms and conditions of the Senior Secured Credit Facilities do not purport to be complete and are subject to and qualified in their entirety by the full text of the ABL Revolver and the Term Loan Agreement, copies of which will be filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

Item 1.02.	Termination of a Material Definitive Agreement.

On the Closing Date, the Company terminated the Existing Credit Agreement and repaid all outstanding obligations thereunder using proceeds from the Senior Secured Credit Facilities and cash on hand. In connection with the termination of the Existing Credit Agreement, all security interests and pledges granted to the secured parties thereunder were terminated and released. A description of the Existing Credit Agreement is included in the Company’s Annual Report on Form 10-K filed on March 9, 2017, at pages 59 and 60, and such description is incorporated by reference herein.

Item 8.01	Other Events.

On November 1, 2017, the Company issued a press release announcing the Company’s entry into the Senior Secured Credit Facilities. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	The Company’s press release, dated November 1, 2017, announcing the Company’s entry into the Senior Secured Credit Facilities.

Exhibit Index

Exhibit Number	Description

99.1	The Company’s press release, dated November 1, 2017, announcing the Company’s entry into the Senior Secured Credit Facilities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fairmount Santrol Holdings Inc.
(Registrant)
Date November 3, 2017
/s/ Michael F. Biehl
Michael F. Biehl Executive Vice President and Chief Financial Officer